Exhibit (g)(1)(iii)

SECOND AMENDMENT

TO

CUSTODY AGREEMENT

This second amendment (the “Amendment”) to Custody Agreement is made as of the 22nd day of September, 2009 by and between AQR Funds, on behalf of each Fund listed on Schedule II, and The Bank of New York Mellon.

WHEREAS, the parties hereto have entered into a Custody Agreement dated as of December 2, 2008, as amended, and as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the parties hereto wish to amend Schedule II of the Agreement in order to revise the list of funds covered by the Agreement.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENT OF SCHEDULE II. Schedule II of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule II attached hereto.

2. Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE BANK OF NEW YORK MELLON

By:	/s/ Peter Holland
Name: Peter Holland Title: Managing Director

AQR FUNDS

By:	/s/ Marco Hanig
Name: Marco Hanig Title: President

SCHEDULE II

SERIES of AQR Funds

(Amended as of September 22, 2009)

AQR Global Equity Fund

AQR International Equity Fund

AQR International Small Cap Fund

AQR Emerging Markets Fund

AQR Equity Plus Fund

AQR Small Cap Core Fund

AQR Small Cap Growth Fund

AQR Diversified Arbitrage Fund

AQR Momentum Fund

AQR Small Cap Momentum Fund

AQR International Momentum Fund

AQR Managed Futures Strategy Fund